MINRAD International, Inc. Announces First Quarter Results
Monday April 17, 5:33 pm ET

MINRAD International, Inc. (Amex: BUF - News) today announced its financial results for the quarter ended March 31, 2006. The Company generated revenue of $3,123,000 for the quarter compared to revenue of $2,429,000 in the same period in 2005. Revenue in both North America and the International markets each increased at a double digit rate.

$ Thousands	1st Quarter
North America	2005	2006	%
International	814	902	11
Total	1615	2221	38
	2429	3123	29

For the quarter, the company experienced a net loss available for common shareholders of $(748,000), $(0.03) per common share. This compares with a loss of $(895,000), $(0.03) per share in the first quarter of 2005. On an operating basis, the loss for the quarter of ($490,000) represented a $349,000 increase over the $(141,000) in 2005. This increased operating loss reflects higher operating expense, $2,049,000, a $749,000, or 58% increase, compared to the prior period as the company implements strategic initiatives in sales and marketing and research and development that were only partially offset by the 29% volume increase and improved gross margins (49.9% versus 47.7% in the first quarter of 2005).

Sales and marketing expense, $761,000, represented an increase of $452,000, or 146% compared to the first quarter of 2005. Kirk Kamsler, Senior Vice President of Commercial Development commented, "At this time a year ago, our field sales organization was only seven individuals to support worldwide operations. We are delighted that we have been able to triple that in a year's time to a team of 21. It is our plan to continue to build our organization to support our existing products and in anticipation of acceptances from the 24 pending drug and device registrations."

Research & Development expense increased $89,000, 26% between periods to $427,000. Finance and Administration expense of $861,000 was $208,000 higher than the first quarter of 2005, a 32% increase. $118,000 of the total operating expense increase between periods reflects compliance with the new accounting regulations to expense options.

Balance Sheet

At March 31, 2006, the company had total current assets of $8.6 million with $0.2 million cash on hand. At the same time, MINRAD had current liabilities of approximately $6.6 million.

About the Company

MINRAD International, Inc. is an interventional pain management company with real-time image guidance and anesthesia and analgesia product lines. The real-time image guidance products facilitate minimally invasive surgery especially for pain management and have broad applications in orthopedics, neurosurgery, and interventional radiology. These devices enable medical professionals to improve the accuracy of interventional procedures and reduce radiation exposure. MINRAD International also manufactures and markets generic inhalation anesthetics for use in connection with human and veterinary surgical procedures. The company is developing a drug/drug delivery system for conscious sedation, which, similar to nitrous oxide in dental surgery, provides a patient with pain relief without loss of consciousness.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as "may," "intend," "might," "will," "should," "could," "would," "expect," "believe," "estimate," "anticipate," "predict," "project," "potential," or the negative of these terms, and similar expressions intended to identify forward-

looking statement. Investors should not place undue reliance on the forward-looking statements contained in this news release. Each forward-looking statement speaks only as of the date on which it is made, and except as required by law, MINRAD International undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. Forward-looking statements are based on assumptions and estimates and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those identified in the forward-looking statements in this news release include changes in general economic and political conditions and currency exchange rates; market factors, including competitive pressures and changes in pricing policies; changes in interpretations of existing legislation or the adoption of new legislation; loss of major customers; the occurrence of litigation or claims; natural and manmade disasters, including acts of terrorism or war; and other factors described in the "Risk Factors" and "Cautionary Factors That May Affect Future Results" sections of MINRAD International's Form 10-KSB, filed with the Securities and Exchange Commission on March 31, 2005.

    Contact:  Kirk Kamsler

              Senior Vice President, Commercial Development

              716-855-1068

                          MINRAD INTERNATIONAL, INC.

                    CONSOLIDATED STATEMENTS OF OPERATIONS

 1st Quarter Ended March 31,2006 COMPARED TO 1st Quarter Ended March 31, 2005

                            IN THOUSANDS UNAUDITED

                                                    FAVORABLE    FAVORABLE

                                   2006      2005 (UNFAVORABLE)(UNFAVORABLE)

    Revenue                       $3,123    $2,429    $694         29%

    Cost of goods sold

      Standard Cost of Sales       1,240       956   (284)       (30)%

      Manufacturing Variances        324       314    (10)        (3)%

                                   1,564     1,270   (294)       (23%)

    Gross profit                   1,559     1,159     400         35%

      GP %                         49.9%     47.7% 2.2 pts

    Operating expenses:

      Sales and marketing            761       309   (452)      (146%)

      Research and development       427       338    (89)       (26%)

      Finance and administrative     861       653   (208)       (32%)

      Total operating expenses     2,049     1,300   (749)       (58%)

    Operating loss                 (490)     (141)   (349)      (248%)

      Interest expense: other       (75)      (62)    (13)       (21%)

      Interest expense:

        shareholder                    0     (692)     692        100%

            Net Loss              $(565)    $(895)    $330         37%

    Less Preferred Stock Dividends

        Non cash dividends         (183)        --   (183)          NA

    Net loss available for common

     stockholders                 $(748)    $(895)    $147         16%

    Net Loss per share           $(0.03)    (0.03)    0.00          0%

    Weighted average common shares

     outstanding                  29,125    28,237     888          3%

                         MINRAD INTERNATIONAL, INC.

                         CONSOLIDATED BALANCE SHEETS

                           IN THOUSANDS UNAUDITED

    ASSETS                                           March 31,       March 31,

                                                       2006            2005

    Current Assets

      Cash, and cash equivalents                        $213           $135

      Accounts receivable, net                         3,701          1,662

      Inventories, net                                 3,645          1,004

      Prepaid expenses & other                         1,027            405

        Total current assets                           8,586          3,206

      Net property and equipment                       1,561            536

     Other Assets                                        233            368

     Total Assets                                     10,380          4,110

    LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

    Current Liabilities:

      Demand notes payable                            $3,120         $2,737

      Accounts payable                                 2,741          1,800

      Dividends Payable                                  181              0

      Accrued expenses                                   561            811

      Due to affiliates                                   --            308

      Current portion of long-term including

       default reclassifications                          --            843

      Total current liabilities                        6,603          6,499

    Stockholder's Equity (Deficit)                     3,777        (2,389)

    Total Liabilities & Equity                       $10,380         $4,110

                         MINRAD INTERNATIONAL, INC.

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                           IN THOUSANDS UNAUDITED

                                                     Quarter      Quarter

                                                      Ended         Ended

                                                     March 31,    March 31,

                                                       2006          2005

    Cash flows from operating activities:

      Net loss                                        $(565)         $(895)

      Adjustments to reconcile net loss to net

       Cash used by operating activities:                 22          (867)

    Net cash used by operating activities              (543)        (1,762)

    Net cash used by investing activities              (143)          (108)

    Net cash provided by financing activities            229          2,002

    Net increase (decrease) in cash and cash

     equivalents                                       (457)            132

    Cash and cash equivalents - beginning of period      670              3

    Cash and cash equivalents - end of period           $213           $135